Exhibit 4.3

HSBC HOLDINGS plc

SERVICE AGREEMENT
FOR JOHN REGINALD HARTNELL BOND
GROUP CHIEF EXECUTIVE

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THIS AGREEMENT is dated 14 July 1994 and is made BETWEEN:

(1)	HSBC HOLDINGS plc (No. 617987), whose registered office is at 10 Lower Thames Street, London EC3R 6AE (“the Employer”); and

(2)	John R H Bond of 46 Roland Way, London SW7 (“the Executive”)

NOW IT IS HEREBY AGREED as follows:

1	Definitions

1.1	In this Agreement unless the context otherwise requires:

(a)	the following expressions have the following meanings:

“the Employment” means the Executive’s employment hereunder

“the Group” means the Employer and the Group Companies

“Group Company” means any subsidiary or holding company of the Employer and any subsidiary of any such holding company for the time being. For the purposes of this Agreement the terms “subsidiary” and “holding company” shall have the meanings ascribed thereto by sections 736 and 736A Companies Act 1985;

(b)	references to clauses and sub-clauses are to clauses and sub-clauses of this Agreement;

(c)	the headings to the clauses are for convenience only and shall not affect the construction or interpretation of this Agreement.

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2	Appointment

2.1	The Employer shall employ the Executive and the Executive agrees to act as a senior executive of the Employer on and subject to the terms and conditions specified herein.

3	Duration of the Employment

3.1
The Employment shall commence on 1 January 1993 and, subject to clause 15 below, shall continue for a period of twenty-four months until 31 December 1994 and thereafter unless or until terminated by the Employer giving to the Executive at any time not less than twenty-four calendar months previous notice in writing to terminate the employment or by the Executive giving to the Employer at any time not less than twelve months previous notice in writing to terminate the employment.

3.2
Notwithstanding clause 3.1, the Employment shall terminate at the last day of the month in which the Executive attains the age of 60 or on such subsequent date as may be mutually agreed between the Employer and the Executive.

3.3	The Executive’s period of continuous employment with the Employer shall be deemed to have begun on 1 January 1993 but account will be taken of previous service with other Group Companies.

3.4
The Executive represents and warrants that he is not bound by or subject to any court order, agreement, arrangement or undertaking which in any way restricts or prohibits him from entering into this Agreement or from performing his duties hereunder.

4	Scope of the Employment

4.1
The Executive shall initially be employed as Group Chief Executive of the Employer, in which capacity he may be required to perform duties for the Employer or any Group Company. He may also be required, without any further remuneration therefor than is herein mentioned, to act as a director or officer of any Group Company.

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4.2	The Executive shall:

(a)	devote the whole of his time, attention and skill to his duties;

(b)	faithfully and diligently perform such duties consistent with his position as may from time to time be assigned to him;

(c)	obey any reasonable and lawful directions given to him; and

(d)	comply with all rules, regulations, policies and procedures which may from time to time be issued by the Employer or any Group Company.

4.3	The Employer reserves the right to require the Executive to carry out the duties of another position of equivalent status either in addition to or instead of the duties specified in clause 4.1.

4.4	The Employer may, with the agreement of the Executive, transfer this Agreement to any Group Company at any time.

5	Hours and Place of Work

5.1	The Executive shall work such hours as are necessary for the proper performance of his duties.

5.2
The Executive’s place of work will initially be the Employer’s office at 10 Lower Thames Street, London EC3R 6AE but the Employer may require the Executive to work at any place within the United Kingdom or in any country in the world on either a temporary or an indefinite basis. The Executive will be given reasonable notice of any change in his place of work.

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5.3
If the Executive’s principal place of work is changed to a location which is inside the United Kingdom but outside reasonable commuting distance from his home or is outside the United Kingdom, the Employer will reimburse his reasonable relocation expenses in accordance with its relocation policy from time to time in force.

6.	Remuneration

6.1
The Employer shall pay to the Executive a salary at the rate of £390,000 per annum, payable by equal monthly instalments in arrears. The Employer will review the Executive’s salary annually, the next such review to take place in March 1995.

6.2
The Employer may, at its sole discretion, pay to the Executive a bonus of such amount as may be determined by its Board in respect of each complete financial year of the Employer during which the Employment subsists.

6.3
The remuneration specified in clauses 6.1 and 6.2 shall be exclusive of any fees to which the Executive may be entitled as a director of the Employer but inclusive of any fees to which the Executive may be entitled as a Director of any other Group Company.

6.4
Payment of salary and any bonus payable to the Executive shall be made either by the Employer or by a Group Company and, if by more than one company, in such proportions as the Employer may from time to time think fit.

6.5	(a)
Subject to sub-clause (b) below the Employer shall provide the Executive with a motor car of a size and type commensurate (in the opinion of the Employer) with his position and remuneration for the time being and in accordance with the appropriate Management Car Scheme. The Employer shall tax and comprehensively insure the car and pay or reimburse, as appropriate, against receipts or other appropriate evidence, the costs of servicing and repairing the car. The Executive will be permitted to use the car for reasonable private journeys but will be required to meet the cost of fuel consumed as a result of private use. If the Executive shall be convicted of any offence under the Road Traffic Acts or become involved in any accident involving the motor car, he shall forthwith notify the General Manager, Group Human Resources and supply such information in connection therewith as he may request.

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(b)	The Executive may elect to receive a cash alternative instead of a motor car in an amount and subject to giving notice to the Employer in accordance with the appropriate Management Car Scheme.

6.6	The Executive shall be entitled during the period of his employment under this Agreement:

(a)
to the benefit of the Housing Loan facility known as the “Special Relocation Housing Loan” to enable the Executive to purchase a property for his own occupation. The interest rate payable will be 5  1/2% per annum for a five year period but thereafter, up to date of retirement, the concessionary interest rate payable will be restricted to that capital amount then available at such rate to other employees of the Employer at the same level as the Executive. The balance of any such facility after the five year period will attract interest at customer mortgage rate and a capital repayment schedule will be agreed with the Executive;

(b)	to private medical insurance cover for himself and his family under the Employer’s Corporate Health Scheme from time to time in force;

(c)
to participate in the relevant Executive and Savings Related Share Option Schemes of the Employer provided always that the total value of options granted to the Executive shall not at any time exceed four times the Executive’s relevant emoluments as defined in the rules of the Share Option Scheme;

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(d)	to participate in the Personal Accident Benefits Scheme of the Employer from time to time in force;

(e)	to payment on the Executive’s behalf of the annual membership subscription of one club to be approved by the Employer;

(f)	to the benefit of assistance with education costs on a reducing scale and as outlined to the Executive at the commencement of the employment.

6.7
With the exception of the payment referred to in clause 6.6(f) all payments and benefits described in clause 6 are stated gross of income tax and national insurance contributions for which the Executive will be personally responsible.

7	Deductions

7.1
For the purposes of the Wages Act 1986, the Executive hereby authorises the Employer to deduct from his remuneration hereunder any sums due from him to the Employer or to any Group Company including, without limitation, any overpayments, loans or advances made to him by the Employer or any Group Company, the cost of repairing any damage or loss to the property of the Employer or any Group Company caused by him and any losses suffered by the Employer or any Group Company as a result of any negligence or breach of duty by the Executive.

8	Expenses

8.1
The Employer shall reimburse the Executive in respect of all expenses reasonably incurred by him in the proper performance of his duties, subject to his providing such receipts or other evidence as the Employer may require.

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9	Holidays

9.1
The Executive shall be entitled to receive his normal remuneration for all Bank and Public holidays normally observed in England and a further 30 working days’ holiday in each calendar year. The Executive may only take his holiday at such times as are agreed with his immediate superior.

9.2
In the respective calendar years in which the Employment commences or terminates, the Executive’s entitlement to holiday shall accrue on a pro rata basis for each month of service during the relevant year.

9.3
If, on the termination of the Employment, the Executive has exceeded his accrued holiday entitlement, the excess may be deducted from any sums due to him. If the Executive has any unused holiday entitlement, the Employer may either require the Executive to take such unused holiday during any notice period or make payment in lieu thereof.

9.4
Holiday entitlement for one holiday year cannot be taken in subsequent holiday years unless otherwise agreed, provided that such agreement will only be given for ten working days or more with the written approval of the General Manager, Group Human Resources. Failure to take holiday entitlement in the appropriate holiday year will lead to forfeiture of any accrued holiday not taken without any right to payment in lieu thereof.

10	Sickness Benefits

10.1
The Employer shall continue to pay the Executive’s salary during any period of absence on medical grounds up to a maximum of 120 working days in any period of 12 months, provided that the Executive shall from time to time if required:

(a)	supply the Employer with medical certificates covering any period of sickness or incapacity exceeding seven days (including weekends); and

(b)	undergo at the Employer’s expense a medical examination by a doctor appointed by the Employer.

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10.2	Payment of the Executive’s salary pursuant to clause 10.1 shall be inclusive of any Statutory Sick Pay to which the Executive may be entitled.

10.3
If the Executive’s absence shall be occasioned by the actionable negligence of a third party in respect of which damages are recoverable, then all sums paid by the Employer shall constitute loans to the Executive, who shall:

(a)	forthwith notify the Employer of all the relevant circumstances and of any claim, compromise, settlement or judgement made or awarded in connection therewith;

(b)	if the Employer so requires, refund to the Employer such sum as the Employer may determine, not exceeding the lesser of

(i)	the amount of damages net of any costs recovered by him under such compromise, settlement or judgement; and

(ii)	the sums advanced to him in respect of the period of incapacity.

11	Pension and Death Benefit

11.1
The Executive is a member of the Hongkong Bank Group London Staff Pension Fund and is subject to its rules from time to time in force. Details of the Scheme are set out in the explanatory booklet, a copy of which has been given to the Executive. The Scheme is a contracted-out scheme for the purposes of the Social Security Pensions Act 1975.

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12	Restrictions on other activities by the Executive

12.1
The Executive shall not (except with the prior sanction of the Board of the Employer) be directly or indirectly employed, engaged, concerned or interested in any other business or undertaking, provided that this shall not prohibit the holding (directly or through nominees) of investments listed on the London Stock Exchange or in respect of which dealing takes place on the Hong Kong Stock Exchange or any recognised stock exchange or in the Unlisted Securities Market on the London Stock Exchange as long as not more than 5 per cent of the issued shares or other securities of any class of any one company shall be so held without the prior sanction of the Board of the Employer.

12.2	The Executive shall comply, and shall procure that his spouse, infant children and other connected persons (within the meaning of section 346 Companies Act 1985) shall comply, with:

(a)	every rule of law; and

(b)	every regulation of the Employer or any Group Company for the time being in force in relation to dealings in shares or other securities of the Employer or any Group Company.

12.3
Subject to any regulations issued by the Employer or any Group Company, the Executive shall not be entitled to receive or obtain directly or indirectly any discount, rebate or commission in respect of any sale or purchase of goods effected or other business transacted (whether or not by him) by or on behalf of the Employer or any Group Company and if he (or any firm or company in which lie is interested) shall obtain any such discount, rebate or commission he shall account to the Employer or the relevant Group Company for the amount received by him (or a due proportion of the amount received by such company or firm having regard to the extent of his interest therein).

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13	Confidential Information and Employer Documents

13.1
The Executive shall neither during the Employment (except in the proper performance of his duties) nor at any time (without limit) after the termination of the Employment (howsoever the same is determined and whether in breach of contract or otherwise):

(a)	divulge or communicate to any person, company, business entity or other organisation;

(b)	use for his own purposes or for any purposes other than those of the Employer or any Group Company; or

(c)	through any failure to exercise due care and diligence, cause any unauthorised disclosure of,

any trade secrets or Confidential Information relating to the Employer or any Group Company but so that these restrictions shall cease to apply to any information which shall become available to the public generally otherwise than through the default of the Executive.

13.2
“Confidential Information” shall mean financial information, results and forecasts (save to the extent that these are included in published audited accounts), any proposals relating to the acquisition or disposal of a company or business or any part thereof or to any proposed reorganisation, expansion or contraction of activities (whether involving companies within the Group or companies outside it), details of employees and officers and of the remuneration and other benefits paid to them, details of customers of the Employer or any Group Company (including their requirements, financial standing, the terms of business and any dealings with them), any information which the Executive is told is confidential and any information which has been given to the Employer or any Group Company in confidence by customers or other persons.

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13.3
All notes, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, computer and other discs and tapes, data listings, codes, designs and drawings and other documents and material whatsoever (whether made or created by the Executive or otherwise) relating to the business of the Employer or any Group Company (and any copies of the same):

(a)	shall be and remain the property of the Employer or the relevant Group Company; and

(b)	shall be handed over by the Executive to the Employer or to the relevant Group Company on demand and in any event on the termination of the Employment.

14	Inventions and Other Intellectual Property

14.1
The parties foresee that the Executive may make inventions or create other intellectual property in the course of his duties hereunder and agree that in this respect the Executive has a special responsibility to further the interests of the Employer and the Group Companies.

14.2
Any invention, or improvement, design, process, information, copyright work, trade mark or trade name or get-up made, created or discovered by the Executive during the continuance of the Employment (whether capable of being patented or registered or not and whether or not made or discovered in the course of the Employment) in conjunction with or in any way affecting or relating to the business of any company in the Group or capable of being used or adapted for use therein or in connection therewith shall forthwith be disclosed to the Employer and shall (subject to sections 39 to 43 Patents Act 1977) belong to and be the absolute property of the Employer or such Group Company as the Employer may direct.

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14.3	The Executive if and whenever required so to do by the Employer shall at the expense of the Employer or such Group Company as the Employer may direct:

(a)
apply or join with the Employer or such Group Company in applying for letters patent or other protection or registration in the United Kingdom and in any other part of the world for any such invention, improvement, design, process, information, work, trade mark, trade name or get-up as aforesaid; and

(b)
execute and do all instruments and things necessary for vesting the said letters patent or other protection or registration when obtained and all right title and interest to and in the same absolutely and as sole beneficial owner in the Employer or such Group Company or in such other person as the Employer may specify.

14.4
The Executive hereby irrevocably and unconditionally waives all rights under Chapter IV, Copyright, Designs and Patents Act 1988 in connection with his authorship of any existing or future copyright work in the course of the Employment, in whatever part of the world such rights may be enforceable, including, without limitation:

(a)	the right conferred by section 77 of that Act to be identified as the author of any such work; and

(b)	the right conferred by section 80 of that Act not to have any such work subjected to derogatory treatment.

14.5
The Executive hereby irrevocably appoints the Employer to be his Attorney in his name and on his behalf to execute and do any such instrument or thing and generally to use his name for the purpose of giving to the Employer the full benefit of this clause. In favour of any third party a certificate in writing signed by any Director or by the Secretary of the Employer that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case.

14.6	Nothing in this clause shall be construed as restricting the rights of the Executive or the Employer under sections 39 to 43 Patents Act 1977.

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15	Termination

15.1	The Employment shall be subject to termination by the Employer:

(a)
by not less than three months’ notice in writing given at any time while the Executive shall have been incapacitated by reason of ill health or accident from performing his duties hereunder for a period of or periods aggregating 120 working days in the preceding twelve months, provided that if at any time during the currency of such a notice the Executive shall provide a medical certificate satisfactory to the Board of the Employer to the effect that he has fully recovered his physical and/or mental health and that no recurrence of illness or incapacity can reasonably be anticipated the Employer shall withdraw the notice;

(b)	by summary notice in writing if the Executive shall have:

(i)	committed any serious breach or repeated or continued (after warning) any material breach of his obligations hereunder; or

(ii)	been guilty of conduct tending to bring himself or the Employer or any Group Company into disrepute; or

(iii)	become bankrupt or had an interim order made against him under the Insolvency Act 1986 or compounded with his creditors generally; or

(iv)	failed to perform his duties to a satisfactory standard, after having received a written warning from the Employer relating to the same; or

(v)	been disqualified from being a director by reason of any order made under the Company Directors Disqualification Act 1986 or any other enactment; or

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(vi)	been convicted of an offence under any statutory enactment or regulation relating to insider dealing.

Any delay by the Employer in exercising such right of termination shall not constitute a waiver thereof.

15.2
If the Employer becomes entitled to terminate the appointment of the Executive hereunder pursuant to clause 15.1(b), it shall be entitled (but without prejudice to its right subsequently to terminate such appointment on the same or any other ground) to suspend the Executive on full pay for so long as it may think fit.

15.3
The employer reserves the right to give the Executive pay in lieu of any notice of termination (whether given by the Employer or by the Executive). For this purpose, the Executive agrees that pay in lieu will consist of his basic salary for the relevant period of notice and will exclude any bonus and any other emolument referable to the Employment.

15.4
During any period of notice of termination not exceeding twenty-four months given by the Employer or twelve months given by the Executive, the Employer shall be under no obligation to assign any duties to the Executive and shall be entitled to exclude him from its premises, provided that this shall not affect the Executive’s entitlement to receive his normal salary and other contractual benefits.

15.5	On the termination of the Employment howsoever arising or upon either the Employer or the Executive having served notice of such termination, the Executive shall:

(a)
at the request of the Employer resign from all offices held by him in the Employer or any Group Company, provided however that such resignations shall be without prejudice to any claims which the Executive may have against the Employer or any Group Company arising out of the termination of the Employment; and

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(b)
forthwith deliver to the Employer all materials within the scope of clause 13.3 and all credit cards, motor-cars, car keys and other property of or relating to the business of the Employer or of any Group Company which may be in his possession or under his power or control, and if the Executive should fail to do so the Employer is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign any documents and do any things necessary or requisite to give effect thereto.

16	Restrictive Covenants

16.1	For the purposes of Clause 16.2 the following words shall have the following meanings:

(a)
“Bank Products” shall mean any banking or financial products developed, supplied or sold by the Employer with which the duties of the Executive were concerned or for which he was responsible during the two years immediately preceding the Termination Date;

(b)
“Bank Services” shall mean any banking or financial services developed or supplied by the Employer with which the duties of the Executive were concerned or for which he was responsible during the two years immediately preceding the Termination Date;

(c)	“Confidential Information” shall have the meaning ascribed thereto in Clause 13.2;

(d)
“Customer” shall mean any person, firm, company or other organisation whatsoever to whom or which the Employer sold or supplied Bank Products or Bank Services during the two years immediately preceding the Termination Date and with whom or which, during such period:

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(i)	the Executive had personal dealings in the course of his employment; or

(ii)	any employee who was under the direct or indirect supervision of the Executive had personal dealings in the course of his employment but in the case of a firm, company or other organisation shall not include any division, branch or office of such firm, company or other organisation with which the Executive and/or any such employee had no dealings during the said period;

(e)
“Prospective Customer” shall mean any person, firm, company or other organisation whatsoever with whom or which the Employer shall have had negotiations or discussions regarding the possible sale or supply of Bank products or Bank Services during the twelve months immediately preceding the Termination Date and with whom or which, during such period:

(i)	the Executive shall have had personal dealings in the course of his employment; or

(ii)	any employee who was under the direct or indirect supervision of the Executive shall have had personal dealings in the course of his employment but in the case of a firm, company or other organisation shall not include any division, branch or office of such firm, company or other organisation with which the Executive and/or any such employee had no dealings during the said period;

(f)	‘‘Restricted Area” shall mean:

(i)	The United Kingdom, Ireland and the Channel Islands; and

(ii)
any other country in the world where, on the Termination Date, the Employer was engaged in the development, sale or supply of or otherwise dealt with Bank Products or Bank Services and to which the Executive had been posted during the two years preceding the Termination Date;

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(g)
“Restricted Employee” shall mean any person who is on the Termination Date, or was during the twelve months preceding the Termination Date, employed or engaged by the Employer and is by reason of such employment or engagement in possession of any trade secrets or Confidential Information relating to the business of the Employer or has acquired influence over its customers and prospective customers [defined as in sub-clauses 16.1(d) and (e)] but so that references to the Executive shall be replaced by references to the relevant employee), being in either case a person with whom the Executive had dealings during the two years preceding the Termination Date;

(h)	“Restricted Products” shall mean Bank Products or products of a similar kind;

(i)
“Restricted Period” shall mean the period of twelve months immediately following the Termination Date Provided always that if no duties have been assigned to the Executive by the Employer during a period immediately preceding the Termination Date in accordance with Clause 15.4 above, it shall mean the period of twelve months immediately following the last date on which the Executive carried out duties assigned to him by the Employer;

(j)	“Restricted Services” shall mean Bank Services or services of a similar kind;

(k)	“Termination Date” means the date of termination of the Employment.

16.2
The Executive hereby undertakes that he will not either during the Employment nor during the Restricted Period without the prior written consent of the Board of the Employer (such consent not to be unreasonably withheld) whether by himself, through his employees or agents or otherwise howsoever and whether on his own behalf or on behalf of any other person, fine, company, or other organisation, directly or indirectly:

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(a)
in competition with the Employer within the Restricted Area, be employed or engaged or otherwise interested in the business of developing, selling, supplying or otherwise dealing with Restricted Products or Restricted Services;

(b)	in competition with the Employer, solicit business from or canvass any Customer or Prospective Customer if such solicitation or canvassing is in respect of Restricted Products or Restricted Services;

(c)	in competition with the Employer, sell or supply Restricted Products or Restricted Services to any Customer or Prospective Customer;

(d)
solicit or induce or endeavour to solicit or induce any Restricted Employee to cease working for or providing services to the Employer, whether or not any such person would thereby commit a breach of contract;

(e)	employ or otherwise engage any Restricted Employee in the business of developing, selling, supplying or otherwise dealing with Restricted Products or Restricted Services.

16.3
Clause 16.2 shall also apply as though there were substituted for references to “the Employer” references to each Group Company in relation to which the Executive has in the course of his duties for the Employer or by reason of rendering services to or holding office in such Group Company:

(a)	acquired knowledge of its trade secrets or Confidential Information; or

(b)	had personal dealings with its Customers or Prospective Customers; or

(c)
supervised directly or indirectly employees having personal dealings with its Customers or Prospective Customers, but so that references in Clause 16.1 to “the Employer” shall for this purpose be deemed to be replaced by references to the relevant Group Company. The obligations undertaken by the Executive pursuant to this Clause 16.3 shall, with respect to each such Group Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of any other Group Company or the Employer.

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16.4	The Executive hereby undertakes with the Employer that he will not at any time:

(a)
during the continuance of the Employment or after the Termination Date engage in any trade or business or be associated with any person, firm or company engaged in any trade or business using the name HongkongBank or incorporating the words HongkongBank;

(b)
after the termination of the Employment in the course of carrying on any trade or business, claim, represent or otherwise indicate any present association with the Employer or any Group Company or for the purpose of carrying on or retaining any business or custom, claim, represent or otherwise indicate any past association with the Employer or any Group Company to its detriment.

16.5
Clauses 16.1 to 16.4 shall apply howsoever the Employment is determined and whether or not such termination is connected with or results from a breach of this Agreement on the part of the Executive or the Employer.

16.6
While the restrictions in this Clause 16 (on which the Executive has had the opportunity to take independent advice, as the Executive hereby acknowledges) are considered by the parties to be reasonable in all the circumstances, it is agreed that if any such restrictions, by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Employer or a Group Company but would be adjudged reasonable if part or parts of the wording thereof were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and effective.

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17	Grievance procedure

17.1
If the Executive wishes to obtain redress of any grievance relating to the Employment or is dissatisfied with any reprimand, suspension or other disciplinary step taken by the Employer, he shall apply in writing to the Board setting out the nature and details of any such grievance or dissatisfaction.

18	Dealing in Securities

18.1
The Executive will comply with Staff Dealing rules and any other related rules issued from time to time by the Employer and acknowledges that compliance with such rules is a condition of his employment and breach of which may be considered for disciplinary action by the Employer.

19	Notices

19.1
Any notice or other document to be given under this Agreement shall be in writing and may be given personally to the Executive or to the Secretary of the Employer (as the case may be) or may be sent by first class post or other fast postal service or by facsimile transmission to, in the case of the Employer, its registered office for the time being and in the case of the Executive either to his address shown on the face hereof or to his last known place of residence.

19.2	Any such notice shall be deemed served when in the ordinary course of the means of transmission it would first be received by the addressee in normal business hours.

20	Former Service Agreements

20.1
This Agreement shall be in substitution for any previous letters of appointment, agreements or arrangements, whether written, oral or implied, relating to the employment of the Executive with the Employer or any Group Company.

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20.2
Except as provided for under the terms of this Agreement, the Executive hereby acknowledges that he has no outstanding claims of any kind against the Employer or any Group Company (otherwise than in respect of remuneration and expenses accrued due to date but not yet paid).

21	Choice of law and submission to jurisdiction

21.1	This Agreement shall be governed by and interpreted in accordance with English law.

21.2	The parties hereby submit to the jurisdiction of the High Court of Justice in England but this Agreement may be enforced in any court of competent jurisdiction.

IN WITNESS whereof this Agreement has been executed the day and year first above written.

EXECUTED AS A DEED by	)
the Employer in the presence of:	)

Group Chairman

Deputy Secretary

EXECUTED AS A DEED by	)
JOHN REGINALD HARTNELL BOND	)
in the presence of:))